Discussion Materials February 18, 2004

Table of Contents Section 1 Summary of Terms Section 2 Review of Process Section 3 Valuation Overview

Section 1 Summary of Terms

Summary of Terms Summary of Key Transaction Terms 1

Section 2 Review of Process

OneSource

Review of Process

Review of Process

- **ValueAct participated in the entire process Morgan Stanley and Portico spearheaded for the Special Committee**

- Morgan Stanley and Portico Capital were retained by the OneSource Special Committee after receiving an indication of interest from their largest shareholder, ValueAct, to buy the Company on October 2, 2003 at $9.50 per share
- Morgan Stanley and Portico Capital contacted 24 potential strategic investors and 42 potential financial investors during the process
- 4 parties submitted preliminary bids in the end of November 2003 and completed management presentations in December 2003
- All 4 parties, plus another potential strategic investor, received access to the data diligence room
- In addition, ValueAct was given equal time with management and access to data diligence room
- ValueAct indicated it was suspending its interest at $9.50 per share on January 12, 2004
- On February 5, 2004 the Special Committee announced that it was stopping active exploration of strategic options based on activities and results from October through February
- ValueAct publicly stated renewed interest on February 9, 2003 by indicating they were willing to offer $8.10 per share for the Company and filing a proposed merger agreement
- The 4 parties that had submitted preliminary bids and the potential strategic investor that had received access to the data room were recontacted by Morgan Stanley and Portico Capital
- 3 parties displayed interest in possibly presenting a higher offer for the Company
- 2 parties conducted diligence sessions, but only one party had price and contract discussions
- ValueAct offer was negotiated to $8.40 per share; the other party's offer is $8.35 per share

Morgan Stanley

2

Section 3 Valuation Overview

Valuation Overview 52-Week Trading Range 3 Price Volume (000) 02-Oct-03 ValueAct submitted Letter of Interest offering $9.50 per share, which was publicly released the following day 12-Jan-04 ValueAct stated its need to reconsider its offer; it publicly announced its decision the following day OneSource's share price has ranged from $5.25 to $10.50 during the last 12 months 6-Feb-04 ValueAct submitted revised offer of $8.10 per share, which was publicly released the following business day

Valuation Overview

Stock Basis Analysis

- Over the past 3 years, OneSource has traded in a very consistent range between $5 to $10 a share

Distribution of Trading Volume

Share Price



$11.00
$10.50
$10.00
$9.50
$9.00
$8.50
$8.00
$7.50
$7.00
$6.50
$6.00
$5.50
$5.00
$4.50
$4.00
VA's Offer Price: $8.40
2001
2002
2003
2004YTD
2001-2004YTD
57%
58%
47%
11%
173%
Shares traded as a % of
25% of Trading Volume
25% of Trading Volume
25% of Trading Volume
25% of Trading Volume

Notes
1. Trading volume adjusted for Nasdaq's trading mechanics

4

Valuation Overview 4Q 2003 Results Notes The Management Base Case and the Management Upside Case have the same 4Q03 projections Excludes special charges amounting to $853,000 related to ValueAct Revenue and EBITDA were higher than expected Due to favorable currency movements and lower than anticipated product development spending However, year-end ACV, cash flow, new G5000 customer wins, and upgrade rate were below expectations Management cited that the sales force was more focused on retaining business vs. winning new business Retention was more difficult due to more competition from D&B / Hoover's, LexisNexis, and Bureau van Dijk 5

Valuation Overview Summary of Preliminary Valuation Analyses L:\CFD\ONESOURCE\Defense - Fall 2003\Sellside\Presentations\02.16.04 - Fairness Opinion\Special Committee Pres FINAL.ppt\A2XP\18 FEB 2004\8:23 PM\11 6 Share Price $MM VA's Offer Price: $8.40 52-Week Trading Range Comparable Trading Analysis DCF Analysis (7x-11x NTM EBITDA Terminal Multiple) LBO Analysis (7x-11x NTM EBITDA Exit Multiple) Precedent Transaction Analysis (9x-14x LTM EBITDA Multiple) CY04 P/E Multiples (20x-30x) CY04 EBITDA Multiples (8x-11x) CY04 Revenue Multiples (1.00x-1.75x)

Valuation Overview Comparable Company Trading Analysis As of February 17, 2004 L:\CFD\ONESOURCE\Defense - Fall 2003\Sellside\Presentations\02.16.04 - Fairness Opinion\Special Committee Pres FINAL.ppt\A2XP\18 FEB 2004\8:23 PM\12 7 CY04 Agg. Value / EBITDA CY04E P/E CY04E Agg. Value / Revenue

Valuation Overview Valuation Matrix L:\CFD\ONESOURCE\Defense - Fall 2003\Sellside\Presentations\02.16.04 - Fairness Opinion\Special Committee Pres FINAL.ppt\A2XP\18 FEB 2004\8:23 PM\13 8

Valuation Overview Discounted Cash Flow Analysis L:\CFD\ONESOURCE\Defense - Fall 2003\Sellside\Presentations\02.16.04 - Fairness Opinion\Special Committee Pres FINAL.ppt\A2XP\18 FEB 2004\8:23 PM\14 9

Valuation Overview Leveraged Buyout Analysis L:\CFD\ONESOURCE\Defense - Fall 2003\Sellside\Presentations\02.16.04 - Fairness Opinion\Special Committee Pres FINAL.ppt\A2XP\18 FEB 2004\8:23 PM\15 10

Valuation Overview Precedent Transaction Analysis L:\CFD\ONESOURCE\Defense - Fall 2003\Sellside\Presentations\02.16.04 - Fairness Opinion\Special Committee Pres FINAL.ppt\A2XP\18 FEB 2004\8:23 PM\16 11